Exhibit 99.(9)

AMERICAN UNITED LIFE INSURANCE COMPANY® a ONEAMERICA® company One American Square, P.O. Box 368 Indianapolis, IN 46206-0368	Phone (317) 285-1877

November 23, 2022

To Whom It May Concern:

In my capacity as Deputy General Counsel of American United Life Insurance Company (“AUL”) I, or attorneys employed by AUL under my general supervision, have reviewed the separate account for the AUL American Unit Trust of American United Life Insurance Company (“Variable Account”), for assets applicable to Group Variable Annuity Contracts (“Contracts”), pursuant to the provisions of the Insurance Code of the State of Indiana. The original Variable Account was authorized by resolutions of the Board of Directors of AUL adopted August 17, 1989. Moreover, I have been associated with the updates to the Registration Statement on Form N-4 (“Registration Statement”) filed by AUL and the AUL American Unit Trust (File No. 033-31375) with the Securities and Exchange Commission, under the Securities Act of 1933, as amended, for the registration of the Contracts.

I have made such examination of the law and examined such corporate records and such other documents as in my judgment are necessary and appropriate to enable me to render the following opinion that:

1.	AUL has been duly organized under the laws of the State of Indiana and is a validly existing corporation.

2.

The AUL American Unit Trust has been duly created and validly existing as a separate account, pursuant to the Insurance Code of the State of Indiana and maintained under the laws of the State of Indiana.

3.

The portion of the assets to be held in the AUL American Unit Trust equal to the reserves and other liabilities under the Contracts and any other contracts issued by AUL that are supported by the Variable Account are not chargeable with liabilities arising out of any other business AUL may conduct.

4.

The Contracts have been duly authorized by AUL and, when issued as contemplated by the Registration Statement, will constitute legal, validly issued and binding obligations of AUL, except as limited by bankruptcy and insolvency laws affecting the rights of creditors generally.

I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Stephen L. Due
Stephen L. Due
Deputy General Counsel